Exhibit 99.1

Instructure Reports Third Quarter 2019 Financial Results

Q3 2019 Revenue of $68.3 Million, Up 24% Year-Over-Year

On Track to Reach Positive Free Cash Flow for the Full Year

SALT LAKE CITY – October 28, 2019 – Instructure, Inc. (NYSE: INST) today announced its financial results for the third quarter ended September 30, 2019.

“Q3 was a solid quarter for Instructure as we grew revenue while improving the bottom line,” said Dan Goldsmith, CEO of Instructure. “We delivered $68.3 million in revenue, representing 24% year-over-year growth, had GAAP net loss of $20.9 million and exceeded our previously issued guidance for non-GAAP net income by $2.9 million.”

Third Quarter Financial Summary
(in thousands, except per share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue	$68,335	$55,239	$189,278	$153,293
Gross Margin
GAAP	68.8%	70.8%	68.4%	70.8%
Non-GAAP(1)	72.2%	72.5%	71.7%	72.5%
Operating Loss
GAAP	(20,579)	(11,956)	(62,590)	(36,514)
Non-GAAP(1)	(3,678)	(5,672)	(14,009)	(20,886)
Operating Margin
GAAP	-30.1%	-21.6%	-33.1%	-23.8%
Non-GAAP(1)	-5.4%	-10.3%	-7.4%	-13.6%
Net loss
GAAP	(20,923)	(11,472)	(57,814)	(35,878)
Non-GAAP(1)	(4,022)	(5,188)	(14,140)	(20,372)
EPS
GAAP	$(0.56)	$(0.33)	$(1.58)	$(1.06)
Non-GAAP(1)	$(0.11)	$(0.15)	$(0.39)	$(0.60)

________

(1)  Non-GAAP financial measures exclude stock-based compensation, reversal of payroll tax expense on secondary stock purchase transactions, amortization of acquisition related intangibles, the change in fair value of mark-to-mark liabilities, the change in fair value of the contingent liability and the deferred income tax benefit.

Business Outlook

Instructure issued financial guidance for the fourth quarter and full-year 2019. The financial guidance discussed below is on a non-GAAP basis, except for revenue, and excludes stock-based compensation expense, reversal of payroll tax expense on secondary stock purchase transactions, amortization of acquisition related intangibles, the change in fair value of the contingent liability and the deferred income tax benefit (see tables below that reconcile these non-GAAP financial measures to the related GAAP measures).

For the fourth quarter ending December 30, 2019, Instructure expects revenue of approximately $67.8 million to $68.8 million, a non-GAAP net loss of ($6.4) million to ($5.4) million, and non-GAAP net loss per common share of ($0.17) to ($0.14).

For the full year ending December 31, 2019, Instructure expects revenue of approximately $257.1 million to $258.1 million, as compared to previously stated guidance of $258.0 million to $260.0 million, non-GAAP net loss of ($20.5) million to ($19.5) million, as compared to previously stated guidance of ($24.0) million to ($21.5) million, and non-GAAP net loss per common share of ($0.56) to ($0.53), as compared to previously stated guidance of ($0.65) to ($0.58).

Instructure remains on track to reach positive free cash flow for the full year ending December 31, 2019.

The prepared remarks that Instructure’s CEO and CFO will make during today’s conference call follow the financial tables below.

Conference Call Details

Instructure will discuss its third quarter 2019 results today, October 28, 2019, via teleconference at 3:00 p.m. Mountain Time / 5:00 p.m. Eastern Time. The call may be accessed at (877) 201-0168 or (647) 788-4901, passcode 3892952.

The live webcast of the call can be accessed at the Instructure Investor Relations website at ir.instructure.com. A replay of the call will be available at the same web address approximately two hours following the conclusion of the live event. You may register for the live webcast at http://bit.ly/INST_Q32019EarningsCall.

Non-GAAP Financial Measures

In this press release and related conference call, Instructure’s non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating loss, non-GAAP operating margin, non-GAAP net loss, non-GAAP net loss per share, non-GAAP free cash flow and 12-month billings are not presented in accordance with GAAP and are not intended to be used in lieu of GAAP presentations of results of operations.

Management presents these non-GAAP financial measures because it considers them to be important supplemental measures of performance. Management uses the non-GAAP financial measures for planning purposes, including analysis of the company's performance against prior periods, the preparation of operating budgets and to determine appropriate levels of operating and capital investments. Management also believes that the non-GAAP financial measures provide additional insight for analysts and investors in evaluating the company's financial and operational performance. However, these non-GAAP financial measures have limitations as an analytical tool and are not intended to be an alternative to financial measures prepared in accordance with GAAP. We intend to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures. A reconciliation of our non-GAAP financial measures to their most directly comparable GAAP measures has been provided in the financial tables included below in this press release. Our definitions may differ from the definitions used by other companies and therefore comparability may be limited. In addition, other companies may not publish these or similar metrics.

Non-GAAP measures exclude stock-based compensation, reversal of payroll tax expense on secondary stock purchase transactions, amortization of acquisition related intangibles, the change in fair value of mark-to-market liabilities, the change in fair value of the contingent liability and the deferred income tax benefit. We believe investors may want to exclude the effects of these items in order to compare our financial performance between time periods:

●

Stock-based compensation - Although stock-based compensation is an important aspect of the compensation of our employees and executives, management believes it is useful to exclude stock-based compensation in order to better understand the long-term performance of our core business. Unlike cash compensation, the value of equity awards is determined using a complex formula that incorporates factors, such as market volatility and forfeiture rates that are beyond our control.

●

Reversal of payroll tax expense on secondary stock purchase transactions - Prior to our IPO, operating expenses included employer payroll tax-related items on employee sales of securities to investors. The amount of employer payroll tax-related items on these transactions was dependent on the fair market value of our stock. Beginning in the second quarter of 2016, operating expenses included the reversal of such payroll tax expense due to the reduction of the estimated liability, which will continue to occur in the second quarter of each year.

●

Amortization of acquisition related intangibles - Expense for the amortization of acquisition related intangibles is a non-cash item, and we believe that the exclusion of this expense provides for a useful comparison of our operating results to prior periods.

●

Change in fair value of mark-to-market liabilities - Under GAAP, we are required to record mark-to-market adjustments for the change in fair value of the liability for warrants issued in connection with term debt and our credit facility. This expense or gain is excluded from management's assessment of our operating performance because management believes that these non-cash items are not indicative of ongoing operating performance.

●

Change in fair value of the contingent liability - Under GAAP, we are required to record mark-to-market adjustments for the change in the fair value of the liability for contingent consideration related to an acquisition. The expense or gain recognized is excluded from management’s assessment of our operating performance because management believes that these non-cash items are not indicative of ongoing operating performance.

●

Deferred income tax benefit - Deferred income tax benefit is a non-cash item created by the difference in the carrying amount and the tax basis of the assets and liabilities acquired. The creation of the deferred tax liability represents a source of future taxable income which supports the realization of a portion of the income tax benefit associated with historical net operating losses. The deferred income tax benefit is a non-cash item that is unique to the business combination, and we believe the exclusion of this deferred tax benefit provides for a useful comparison of our operating results to prior periods and our peer companies.

Forward-Looking Statements

This press release contains, and statements made during the above referenced conference call will contain, “forward-looking” statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the company’s financial guidance for the fourth quarter of 2019 and for the full year ending December 31, 2019, the company’s growth, customer demand and application adoption, the company's research and development efforts and future application releases, and the company’s expectations regarding future revenue, expenses, cash flows and net income or loss. These statements are not guarantees of future performance, but are based on management’s expectations as of the date of this press release and assumptions that are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements. Important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include the following: risks associated with anticipated growth in Instructure’s addressable market; competitive factors, including changes in the competitive environment, pricing changes, sales cycle time and increased competition; Instructure’s ability to build and expand its sales efforts; general economic and industry conditions; new application introductions and Instructure’s ability to develop and deliver innovative applications and features; Instructure’s ability to integrate technologies or business Instructure has acquired; Instructure's ability to provide high-quality service and support offerings; risks associated with international operations; and macroeconomic conditions. These and other important risk factors are described more fully in the Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, which was filed with the Securities and Exchange Commission (the “SEC”) on July 31, 2019, and other documents filed with the SEC and could cause actual results to vary from expectations. All information provided in this press release and in the conference call is as of the date hereof and Instructure undertakes no duty to update this information except as required by law.

About Instructure

Instructure helps people grow from the first day of school to the last day of work. More than 30 million people use the Canvas Learning Management Platform for schools and the Bridge Employee Development Platform for businesses. More information at www.instructure.com.

Contacts:

Natalia Kanevsky

Vice President, Investor Relations
Instructure
(866) 574-3127
nkanevsky@instructure.com

Cory Edwards

Vice President, Corporate Communications
Instructure
(801) 386-1960

cory@instructure.com

INSTRUCTURE, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
	September 30, 2019	December 31, 2018
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$122,199	$94,320
Short-term marketable securities	5,006	58,630
Accounts receivable—net of allowances of $953 and $1,092 at September 30, 2019 and December 31, 2018, respectively	41,655	35,514
Prepaid expenses	14,273	13,918
Deferred commissions	12,156	8,226
Other current assets	4,649	2,019
Total current assets	199,938	212,627
Property and equipment, net	28,893	27,388
Right-of-use assets	37,120	—
Goodwill	69,952	12,354
Intangible assets, net	35,145	6,262
Noncurrent prepaid expenses	4,055	3,516
Deferred commissions, net of current portion	15,295	11,404
Other assets	560	446
Total assets	$390,958	$273,997
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$7,611	$3,581
Accrued liabilities	14,431	9,809
Deferred rent	—	1,329
Lease liabilities	6,324	—
Deferred revenue	162,583	117,298
Total current liabilities	190,949	132,017
Deferred revenue, net of current portion	2,975	3,372
Lease liabilities, net of current portion	42,685	—
Deferred rent, net of current portion	—	10,150
Other long-term liabilities	3,619	20
Total liabilities	240,228	145,559
Commitments and contingencies
Stockholders’ equity:
Common stock	3	3
Additional paid-in capital	475,953	395,865
Accumulated other comprehensive income (loss)	10	(8)
Accumulated deficit	(325,236)	(267,422)
Total stockholders’ equity	150,730	128,438
Total liabilities and stockholders’ equity	$390,958	$273,997

INSTRUCTURE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue:
Subscription and support	$61,863	$49,235	$172,351	$137,539
Professional services and other	6,472	6,004	16,927	15,754
Total net revenue	68,335	55,239	189,278	153,293
Cost of Revenue:
Subscription and support	16,567	12,149	46,270	33,324
Professional services and other	4,723	3,989	13,624	11,397
Total cost of revenue	21,290	16,138	59,894	44,721
Gross profit	47,045	39,101	129,384	108,572
Operating expenses:
Sales and marketing	32,313	25,641	92,119	73,670
Research and development	21,800	15,601	61,688	45,110
General and administrative	13,511	9,815	38,167	26,306
Total operating expenses	67,624	51,057	191,974	145,086
Loss from operations	(20,579)	(11,956)	(62,590)	(36,514)
Other income (expense):
Interest income	309	761	1,232	1,528
Interest expense	—	(25)	(11)	(54)
Other expense	(495)	(177)	(748)	(531)
Total other income (expense), net	(186)	559	473	943
Loss before income taxes	(20,765)	(11,397)	(62,117)	(35,571)
Income tax benefit (expense)	(158)	(75)	4,303	(307)
Net loss	$(20,923)	$(11,472)	$(57,814)	$(35,878)
Deemed dividend to investors	—	—	—	—
Net loss attributable to common stockholders	$(20,923)	$(11,472)	$(57,814)	$(35,878)
Net loss per common share, basic and diluted	$(0.56)	$(0.33)	$(1.58)	$(1.06)
Weighted average shares used to compute net loss per share, basic and diluted	37,250	34,895	36,585	33,934

INSTRUCTURE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Operating Activities:
Net loss	$(20,923)	$(11,472)	$(57,814)	$(35,878)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation of property and equipment	2,843	2,320	7,775	6,438
Amortization of intangible assets	2,855	673	6,703	2,112
Amortization of deferred financing costs	—	5	9	15
Change in fair value of mark-to-market liabilities	—	—	—	(1,266)
Stock-based compensation	14,094	5,683	43,398	16,102
Other	(118)	141	(988)	(757)
Changes in assets and liabilities:
Accounts receivable, net	67,589	45,993	(5,711)	(14,011)
Prepaid expenses and other assets	10,660	(1,550)	(7,005)	(168)
Deferred commissions	(1,781)	(240)	(7,571)	(1,172)
Right-of-use assets	1,285	—	2,110	—
Accounts payable and accrued liabilities	(1,777)	7,231	8,855	10,241
Deferred revenue	8,168	6,147	39,969	37,011
Lease liabilities	(1,649)	—	(1,700)	—
Deferred rent	—	(233)	—	1,603
Other liabilities	946	—	3,550	—
Net cash provided by operating activities	82,192	54,698	31,580	20,270
Investing Activities:
Purchases of property and equipment	(2,491)	(1,498)	(7,485)	(8,888)
Proceeds from sale of property and equipment	25	26	71	78
Purchases of marketable securities	—	(43,729)	(15,394)	(92,170)
Maturities of marketable securities	5,014	32,150	60,700	37,850
Sale of marketable securities	8,786	—	8,786	—
Business acquisition, net of cash received	(6)	—	(55,293)	—
Net cash provided by (used in) investing activities	11,328	(13,051)	(8,615)	(63,130)
Financing Activities:
Proceeds from common stock offerings, net of offering costs	—	—	—	109,789
Proceeds from issuance of common stock from employee equity plans	1,445	1,511	7,008	8,760
Shares repurchased for tax withholdings on vesting of restricted stock	(1,456)	(78)	(2,094)	(333)
Payments for financing costs	—	—	—	(18)
Net cash provided by (used in) financing activities	(11)	1,433	4,914	118,198
Net increase in cash and cash equivalents	93,509	43,080	27,879	75,338
Cash and cash equivalents, beginning of period	28,690	67,951	94,320	35,693
Cash and cash equivalents, end of period	$122,199	$111,031	$122,199	$111,031

INSTRUCTURE, INC.
RECONCILIATION OF NON-GAAP GROSS MARGIN
(in thousands, except percentages)
(unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
GAAP gross profit	$47,045	$39,101	$129,384	$108,572
Stock-based compensation	894	603	3,010	1,578
Amortization of acquisition related intangibles	1,408	332	3,256	1,007
Reversal of payroll tax expense on secondary stock purchase transactions	—	—	—	(49)
Non-GAAP gross margin	$49,347	$40,036	$135,650	$111,108

GAAP gross margin %	68.8%	70.8%	68.4%	70.8%
Non-GAAP gross margin %	72.2%	72.5%	71.7%	72.5%

INSTRUCTURE, INC.
RECONCILIATION OF NON-GAAP OPERATING LOSS
(in thousands, except percentages)
(unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Loss from operations	$(20,579)	$(11,956)	$(62,590)	$(36,514)
Stock-based compensation	14,094	5,683	43,398	16,102
Reversal of payroll tax expense on secondary stock purchase transactions	—	—	(1,327)	(1,225)
Amortization of acquisition related intangibles	2,807	601	6,530	1,895
Change in fair value of contingent liability	—	—	(20)	(1,144)
Non-GAAP operating loss	$(3,678)	$(5,672)	$(14,009)	$(20,886)

GAAP operating margin	-30.1%	-21.6%	-33.1%	-23.8%
Non-GAAP operating margin	-5.4%	-10.3%	-7.4%	-13.6%

INSTRUCTURE, INC.
RECONCILIATION OF NON-GAAP NET LOSS
(in thousands, except per share data)
(unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net loss	$(20,923)	$(11,472)	$(57,814)	$(35,878)
Stock-based compensation	14,094	5,683	43,398	16,102
Reversal of payroll tax expense on secondary stock purchase transactions	—	—	(1,327)	(1,225)
Amortization of acquisition related intangibles	2,807	601	6,530	1,895
Change in fair value of mark-to-market liabilities	—	—	—	(122)
Change in fair value of contingent liability	—	—	(20)	(1,144)
Deferred income tax benefit from business combination	—	—	(4,907)	—
Non-GAAP net loss	$(4,022)	$(5,188)	$(14,140)	$(20,372)
Non-GAAP net loss per common share, basic and diluted	$(0.11)	$(0.15)	$(0.39)	$(0.60)
Weighted average common shares used in computing basic and diluted net loss per common share	37,250	34,895	36,585	33,934

INSTRUCTURE, INC.
RECONCILIATION OF FREE CASH FLOW
(in thousands)
(unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net cash provided by operating activities	$82,192	$54,698	$31,580	$20,270
Purchases of property and equipment and intangible assets	(2,491)	(1,498)	(7,485)	(8,888)
Proceeds from sale of property and equipment	25	26	71	78
Free cash flow	$79,726	$53,226	$24,166	$11,460

INSTRUCTURE, INC.
RECONCILIATION OF 12-MONTH BILLINGS
(in thousands)
(unaudited)
	Trailing Twelve Months Ended September 30,
	2019	2018
Total net revenue	$245,528	$198,020

Total deferred revenue
Beginning balance	138,673	110,328
Ending balance	165,558	138,673
Net change in current deferred revenue	26,885	28,345

Total 12-month billings	$272,413	$226,365

INSTRUCTURE, INC.
RECONCILIATION OF NON-GAAP OPERATING EXPENSES
Three Months Ended September 30, 2019
(in thousands)
(unaudited)
	GAAP	Stock-based Compensation Expense	Reversal of Payroll Tax Associated with Equity Transactions	Amortization of acquired intangibles	Change in fair value of contingent earn-out liability	NON-GAAP
Operating expenses:
Sales and marketing	$32,313	(3,774)	—	(1,399)	—	$27,140
Research and development	21,800	(4,974)	—	—	—	16,826
General and administrative	13,511	(4,452)	—	—	—	9,059
Total operating expenses	$67,624	(13,200)	—	(1,399)	—	$53,025

INSTRUCTURE, INC.
RECONCILIATION OF NON-GAAP OPERATING EXPENSES
Three Months Ended September 30, 2018
(in thousands)
(unaudited)
	GAAP	Stock-based Compensation Expense	Reversal of Payroll Tax Associated with Equity Transactions	Amortization of acquired intangibles	Change in fair value of contingent earn-out liability	NON-GAAP
Operating expenses:
Sales and marketing	$25,641	(1,385)	—	(269)	—	$23,987
Research and development	15,601	(2,026)	—	—	—	13,575
General and administrative	9,815	(1,669)	—	—	—	8,146
Total operating expenses	$51,057	(5,080)	—	(269)	—	$45,708

INSTRUCTURE, INC.
RECONCILIATION OF NON-GAAP OPERATING EXPENSES
Nine Months Ended September 30, 2019
(in thousands)
(unaudited)
	GAAP	Stock-based Compensation Expense	Reversal of Payroll Tax Associated with Equity Transactions	Amortization of acquired intangibles	Change in fair value of contingent earn-out liability	NON-GAAP
Operating expenses:
Sales and marketing	$92,119	(11,772)	—	(3,274)	—	$77,073
Research and development	61,688	(14,917)	—	—	—	46,771
General and administrative	38,167	(13,699)	1,327	—	20	25,815
Total operating expenses	$191,974	(40,388)	1,327	(3,274)	20	$149,659

INSTRUCTURE, INC.
RECONCILIATION OF NON-GAAP OPERATING EXPENSES
Nine Months Ended September 30, 2018
(in thousands)
(unaudited)
	GAAP	Stock-based Compensation Expense	Reversal of Payroll Tax Associated with Equity Transactions	Amortization of acquired intangibles	Change in fair value of contingent earn-out liability	NON-GAAP
Operating expenses:
Sales and marketing	$73,670	(4,404)	430	(888)	—	$68,808
Research and development	45,110	(5,953)	616	—	—	39,773
General and administrative	26,306	(4,167)	130	—	1,144	23,413
Total operating expenses	$145,086	(14,524)	1,176	(888)	1,144	$131,994

INSTRUCTURE, INC.
RECONCILIATION OF NON-GAAP NET LOSS GUIDANCE
(in thousands)
(unaudited)
	Three Months Ending December 31,		Full Year Ending December 31,
	2019	2019	2019	2019
	LOW	HIGH	LOW	HIGH
Net loss	$(23,100)	$(22,100)	$(80,910)	$(79,910)
Stock-based compensation	14,100	14,100	57,500	57,500
Reversal of payroll tax expense on secondary stock purchase transactions	—	—	(1,330)	(1,330)
Amortization of acquisition related intangibles	2,600	2,600	9,130	9,130
Change in fair value of contingent liability	—	—	(20)	(20)
Deferred income tax benefit from business combination	—	—	(4,910)	(4,910)
Non-GAAP net loss	$(6,400)	$(5,400)	$(20,540)	$(19,540)

INSTRUCTURE, INC.
RECONCILIATION OF NON-GAAP NET LOSS PER COMMON SHARE GUIDANCE
(unaudited)
	Three Months Ending December 31,		Full Year Ending December 31,
	2019	2019	2019	2019
	LOW	HIGH	LOW	HIGH
Net loss per common share	$(0.61)	$(0.58)	$(2.20)	$(2.17)
Stock-based compensation	0.37	0.37	1.56	1.56
Reversal of payroll tax expense on secondary stock purchase transactions	—	—	(0.04)	(0.04)
Amortization of acquisition related intangibles	0.07	0.07	0.25	0.25
Change in fair value of contingent liability	—	—	(0.00)	(0.00)
Deferred income tax benefit from business combination	—	—	(0.13)	(0.13)
Non-GAAP net loss per common share, basic and Diluted	$(0.17)	$(0.14)	$(0.56)	$(0.53)
Non-GAAP weighted average common shares used in computing basic and diluted net loss per common share (in thousands)	37,700	37,700	36,850	36,850

Prepared Remarks – Dan Goldsmith, CEO

Q3 was a solid quarter for Instructure. We delivered $68.3 million in revenue, representing 24% year-over-year growth, and we exceeded our previously issued guidance for non-GAAP net income by $2.9 million.

Now, I would like to share details on how key areas of our business are performing.

Domestic Canvas is progressing nicely, on track to deliver results in line with our outlook for the year. So, while some analysts have been reporting a sharp slowdown in higher education LMS switches, we are not seeing that trend in our domestic Canvas bookings. In fact, our higher education domestic bookings are on track to be up this year over last year.

At the same time, internationally, we are seeing delays in a number of opportunities that are pushing some bookings into 2020. For example, in the UK and Australia, a set of large public tenders planned for this year have been pushed out beyond 2019.

Globally, win rates remain strong for Canvas. So, by continuing our expansion into markets, such as Spain, France, and Southeast Asia, we are confident in our ability to drive growth and manage pipeline risk.

MasteryConnect and Portfolium are both delivering the results we anticipated at the time of acquisition and improving our overall competitive position with Canvas.

And, while Bridge bookings continue to grow, especially with our Employee Development solutions introduced over the summer, it is still not delivering at the level I want it to be at. Increasing our focus and efforts on Employee Development opportunities, where we are seeing higher win rates, attach rates, and larger deals will help us drive growth moving forward.

On past earnings calls, we have outlined a list of customers who have chosen Canvas and Bridge during the quarter. We have heard from many of you that it is better to have a few select examples on the earnings calls that demonstrate progress in the market rather than a comprehensive list of wins. We will publish a list of key customer wins on our Instructure blog following each earnings call.

Princeton University is the most recent Ivy League institution to join the Instructure family. The university was looking to move to a more intuitive and robust learning management platform that could support faculty teaching goals, expand learning activities, and improve assessment strategies. Canvas was selected as the best choice after an extensive evaluation process that included input from students, faculty, and staff. With the addition of Princeton, we are happy to announce that Canvas has now been adopted by all Ivy League schools.

Hillsborough County is the third K-12 district with approximately 200,000 students in Florida that has selected Canvas. The School board valued Canvas’ ability to meet the needs of students while also offering powerful tools for administrators and teachers. This key win solidifies our presence in large school districts in Florida and better positions us to win other districts in the future.

I recently attended our CanvasCon event in Barcelona and met with customers and prospects from across the region. It was nice to see everyone was excited about the new capabilities we are introducing as a part of our Learning Management Platform.

Canvas is already the solution of choice at all top 10 U.S. business schools, and we are excited to see similar progress with the international business schools. When ESIC Business and Marketing School, one of the most prestigious institutions in Spain, decided to switch from Moodle, they ran two competing pilots simultaneously. In the end, ESIC chose Canvas not only because it is the best technology platform but also because they valued the community and Canvas team that will guide them. Interestingly enough, ESIC is also looking to use Canvas for student engagement post-graduation. We are excited that ESIC joins the ranks of other top universities in EMEA using Canvas such as INSEAD in France and Oxford Said in England.

In Southeast Asia at the Technological Institute of the Philippines, management, academic leadership and faculty selected Canvas for both campuses, covering senior high school to graduate school. This is another great example of our ability to establish anchor schools in markets around the world.

At the Educause Conference just two weeks ago we announced Portfolium is now seamlessly integrated into the Canvas user experience. Students will have lifelong access to their Folio where they can organize learning assets, connect with other Folio users, and curate content to help showcase their skills to potential employers. Their personal Folio will follow them throughout their academic and professional lives, serving as an expanded resume. In addition, educators can now access integrated Portfolium capabilities for institutions directly from the Canvas Learning Management Platform. With deeper integration, it is now easier for institutions to procure Canvas and Portfolium together. Our CanvasCon events in Sydney and Barcelona yielded good interest for Portfolium in the EMEA and APAC regions with a number of customers are already asking to implement Portfolium in the coming year.

On the employee development side, we recently announced the addition of Bridge Connect to our Bridge Employee Development Platform, which offers employees the ability to more easily connect with co-workers, join skill communities, and identify potential mentors.

Skullcandy, a consumer electronics company, attended our BridgeCon event in June. They selected Bridge seeing the value of our employee development solution to address their need to transition from annual to quarterly reviews, enable monthly career development discussions between managers and employees, and build stronger onboarding programs for new hires.

Our 3rd quarter results are solid, and despite some of the headwinds with International Canvas and Bridge, we are pleased with our progress.

Now Steve will talk through the financials, and following his remarks, I will provide details on our December Analyst day and strategic planning work.

Prepared Remarks – Steve Kaminsky, CFO

As Dan mentioned, we delivered another solid quarter in Q3 with healthy year-over-year revenue growth and improvements to the bottom line.

Total revenue grew 24% year-over-year to $68.3 million, of which subscription revenue was $61.9 million. The year-over-year revenue growth is a result of customer growth and continued net revenue retention of over 100%.

While we are pleased with our revenue growth in the quarter, currency headwinds from GBP and AUD had a larger impact relative to prior periods. The Q3 impact was approximately $300 thousand, which is equal to the total foreign exchange impact for the first half of this year. For further context, in 2018, the impact was less than $100 thousand.

As a percentage of total, international revenue was 19%, growing 25% year-over-year. As a reminder, our total revenue for the third quarter includes the contribution from our two acquisitions, which is almost entirely domestic revenue.

Twelve month rolling billings at the end of Q3 was $272.4 million, up 20% from third quarter of 2018, also calculated on a rolling twelve-month basis. If we exclude the billings contribution from acquisitions, billings on a rolling twelve-month basis was $252.8 million, up nearly 12% from last year.

For the remainder of my commentary, unless otherwise noted, I will discuss non-GAAP results and all EPS numbers are on a per common share basis.

Gross margin in Q3 was 72.2%, essentially flat year-over-year and up 91bps as compared to last quarter.

Q3 total operating expense was $53.0 million. This represents, as a percent of revenue, a decrease of 500bps compared to last year. Excluding the impact of acquisitions and the change in compensation policy, 149bps of that decrease was related to controlling costs.

Our operating loss was $3.7 million as compared to $5.7 million in the same period a year ago.

GAAP net loss for Q3 was $20.9 million, as compared to $11.5 million in the same period a year ago.

Non-GAAP net loss for Q3 was $4.0 million, which is $2.9 million or 8 cents per share better than our previous expectations.

Turning to the balance sheet, we ended the quarter well with $127.2 million in cash, cash equivalents and marketable securities.

Free cash flow for the third quarter of 2019 was $79.7 million.

Let me end my remarks around our expectations for the fourth quarter and full year.

For the fourth quarter, we expect revenue in the range of $67.8 million to $68.8 million. In Q4 we expect a larger currency impact than we saw in Q3, of approximately $400 to $500 thousand, which is included in today’s guidance. We anticipate Non-GAAP net loss of ($6.4) million to ($5.4) million and non-GAAP net loss per common share of ($0.17) to ($0.14).

For the full year, we expect revenue in the range of $257.1 million to $258.1 million, down from our previous guidance of $258.0 million to $260.0 million. This change is driven both by business performance, that Dan mentioned earlier, and the cumulative effect of the foreign exchange impact of approximately $1.0 million for the year.

We expect non-GAAP net loss of ($20.5) million to ($19.5) million, an improvement to previously stated guidance of ($24.0) million to ($21.5) million, and a non-GAAP net loss per common share of ($0.56) to ($0.53), as compared to previously stated guidance of ($0.65) to ($0.58). For calculating EPS, we expect our shares to be 37.7 million for the fourth quarter and 36.9 million for the full year.

The improvements to our Q4 and 2019 bottom line will be driven primarily by our continued focus on managing costs. We also expect a decrease of 2019 stock-based compensation expenses from previously stated $60.3 million to $57.5 million. Our cash position is healthy and our free cash flow forecast has improved. We now expect to reach positive free cash flow by year end.

Let me now turn it back to Dan for closing comments and a look at our upcoming analyst day.

Prepared Remarks – Dan Goldsmith, CEO

Since taking on the role of CEO earlier this year, I have worked to get my arms around Instructure’s business, challenges, and opportunities. While it takes time to understand a company, it also takes time to define the right strategy, and then time to implement change. Instructure has an incredible business built over the last decade with Canvas. However, the organization has not evolved in the right way to support a company going from startup, to IPO, to scale.

Over the past months, my focus has been on establishing a strong team and managing the business well, while at the same time, determining the strategic plan for the future of the company. I, along with our management team and Board have worked closely with external advisors on our strategy, and we’ve met with large investors, representing over 40% of our stock base, seeking input on Instructure’s future.

During our Analyst Day, on December 3rd we will share details on our strategic plan. The agenda will include presentations from our management team on how we will run the company moving forward, financial goals, and focus areas for growth. We will share how sales, marketing, and product teams will be more effective and efficient tied to metrics, such as attribution and customer acquisition cost (CAC). And, you will hear from our Board regarding governance updates and changes.

In the meantime, I would like to share some updates on our strategic planning work and preview some of the progress we are already making.

First, I would like to address stock-based compensation. Based on investor input and our business review, we recognize that the compensation policy put in place for this year has not yielded the benefits we expected, nor has it been well received by investors. As a result, we are making a meaningful shift in our stock-based compensation approach. As Steve mentioned, we will be better than expected on stock-based compensation for 2019. Additionally, we have built our plan for next year based on managing share issuances in order to limit overall share count growth to no more than 2.5%. This will also result in the absolute stock-based compensation dollars coming down significantly year-over-year.

We are advancing our strategy by increasing our focus on education. Canvas as a platform provides a fantastic opportunity for us to expand greatly within our existing customer set. We will capitalize on our unique ability to introduce add-on products, and new offerings in education to drive revenue growth, TAM expansion, high attach rates, and lower customer acquisition cost. Portfolium and MasteryConnect are examples of this and we are already realizing the benefits of these solutions being connected to Canvas. During our analyst day, you will hear more about Instructure’s bigger opportunities and plans to ignite growth moving forward in education.

Turning to Bridge, we are engaged in a strategic review of the business. We have begun to take steps to reorganize our teams such that Bridge operates independently from our education business. Bridge will be able to operate with a streamlined cost structure appropriate to the stage of the business, and the management team can increase its focus more on Canvas and our growth opportunities in education.

Lastly, we are working on finalizing our 2020 budget and our strategic plan. This year, our strategic planning process included deeper detailed financial modelling with a multiyear view. The process has also allowed us to set financial goals for Instructure that are both near term and long term supported by a clear plan for execution.

On December 3rd, we will share details on our strategic plan, including a number of value creation initiatives. We will share our financial status and goals, with clear milestones and target dates, specifically focused on profitability and growth for Canvas, Bridge, and Instructure overall. We will walk through our cost realignment plan which aggressively shifts Instructure’s operations to deliver a cost profile for gross margin, sales and marketing, research and development, and general and administrative, targeting best in class SaaS company benchmarks. And, we will talk about the many exciting opportunities to drive growth in the coming years.

There has been much work this year to get Instructure on the right path operationally, financially, and strategically. I have set a priority not only to drive ambitious and healthy goals for Instructure, but also to make sure that we commit to those goals with a well-thought-out plan and approach.

Thank you, and I look forward to seeing many of you on December 3rd.